Exhibit 10.3

FOURTH AMENDMENT TO Credit agreement
AND OTHER LOAN DOCUMENTS

THIS FOURTH AMENDMENT TO CREDIT AGREEMENT AND OTHER LOAN DOCUMENTS (this “Amendment”), is made as of July 31, 2018, by and among GTJ REALTY, LP, a Delaware limited partnership (“Borrower”), GTJ REIT, INC., a Maryland corporation (“REIT”), GTJ GP, LLC, a Maryland limited liability company (“GP”), WU/LH 466 BRIDGEPORT L.L.C., a Delaware limited liability company (“Bridgeport”), GWL 20 EAST HALSEY, LLC, a Delaware limited liability company (“Halsey”; REIT, GP, Bridgeport and Halsey are hereinafter referred to individually and collectively as “Guarantor”), KEYBANK NATIONAL ASSOCIATION, a national banking association (“KeyBank”), the other lending institutions from time to time a party to the Credit Agreement described below (together with KeyBank, the “Lenders”) and KEYBANK NATIONAL ASSOCIATION, a national banking association, as Agent for the Lenders (the “Agent”).

W I T N E S S E T H:

WHEREAS, Borrower, KeyBank, Agent and the other Lenders are party to that certain Credit Agreement, dated as of December 2, 2015, as amended by that certain First Amendment to Credit Agreement dated as of June 30, 2016, that certain Second Amendment to Credit Agreement and Other Loan Documents dated as of July 27, 2017, and that certain Third Amendment to Credit Agreement and Other Loan Documents dated as of February 27, 2018 (as the same may be varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated, the “Credit Agreement”); and

WHEREAS, Borrower and Guarantor have requested that the Lenders modify the Credit Agreement in certain respects; and

WHEREAS, in connection therewith, the parties hereto desire to amend the Credit Agreement as set forth herein.

WHEREAS, the Agent and the Lenders have agreed to modifications on the terms and conditions set forth below.

NOW, THEREFORE, for and in consideration of the sum of Ten and No/100 ($10.00), the mutual covenants, promises, and agreements set forth hereinbelow, and for other good and valuable consideration, the receipt, adequacy, and sufficiency of which are hereby acknowledged, the parties do hereby covenant and agree as follows:

1.Definitions.  Capitalized terms used in this Amendment, but which are not otherwise expressly defined in this Amendment, shall have the respective meanings given thereto in the Credit Agreement (as amended hereby).

2.Modifications of the Credit Agreement.  The Borrower, Agent and the Lenders do hereby modify and amend the Credit Agreement as follows:

(a)By deleting in their entirety the definitions of “Applicable Margin”, “Initial Maturity Date”, “Maturity Date”, “Mortgaged Property or Mortgaged Properties” and

“Total Commitment” appearing in §1.1 of the Credit Agreement, and inserting in lieu thereof the following:

“Applicable Margin.  On any date, the Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be a percentage per annum as set forth below based on the ratio of the Consolidated Total Indebtedness to Borrower’s Gross Asset Value:

Pricing Level	Ratio	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans
Pricing Level 1	Less than 55%	2.50%	1.50%
Pricing Level 2	Equal to or greater than 55% but less than 60%	2.75%	1.75%
Pricing Level 3	Equal to or greater than 60%	3.00%	2.00%

The Applicable Margin as of July 31, 2018 shall be at Pricing Level 2.  The Applicable Margin for each Base Rate Loan shall be determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value in effect from time to time, and the Applicable Margin for any Interest Period for all LIBOR Rate Loans comprising part of the same borrowing shall be determined by reference to the ratio of Consolidated Total Indebtedness to Gross Asset Value in effect on the first (1st) day of such Interest Period.  The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by REIT to the Agent of the Compliance Certificate after the end of a calendar quarter.  In the event that REIT shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for Loans shall be at Pricing Level 3 until such failure is cured within any applicable cure period, or waived in writing by the Required Lenders in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate.

In the event that the Agent, REIT or the Borrower determine that any financial statements previously delivered were incorrect or inaccurate (regardless of whether this Agreement or the Commitments are in effect when such inaccuracy is discovered), and such inaccuracy, if corrected, would have led to the application of a higher Applicable Margin for any period (an “Applicable Period”) than the Applicable Margin applied for such Applicable Period, then (a) the Borrower shall as soon as practicable deliver to the Agent the corrected financial statements for such Applicable Period, (b) the Applicable Margin shall be determined as if the Pricing Level for such higher Applicable Margin were applicable for such Applicable Period, and (c) the Borrower shall within three (3) Business Days of demand thereof by the Agent pay to the Agent the accrued additional amount owing as a result of such increased Applicable Margin for such Applicable Period, which payment shall be promptly applied by the Agent in accordance with this Agreement.

Initial Maturity Date.  June 30, 2020.

Maturity Date.  The Initial Maturity Date, or such earlier date on which the Loans shall become due and payable pursuant to the terms hereof.

Mortgaged Property or Mortgaged Properties.  The Real Estate owned by a Borrower or a Subsidiary Guarantor that is security for the Obligations pursuant to the Mortgages.  Notwithstanding anything in the Loan Documents to the contrary, in the event that proceeds of the Loan or a Letter of Credit are used, in whole or in part, to acquire such Real Estate or to refinance indebtedness secured by such Real Estate, and the Mortgage is not delivered until after acquisition or refinance of the applicable Real Estate as provided in §5.3, such Real Estate shall for all purposes of the Loan Documents be deemed to be a Mortgaged Property as of the date of the acquisition or refinance of such Real Estate by Borrower or such Subsidiary.  The Development Properties owned by GWL 20 East Halsey, LLC and Wu/LH 466 Bridgeport L.L.C. shall also be considered Mortgaged Properties.

Total Commitment.  The sum of the Commitments of the Lenders, as in effect from time to time.  As of July 31, 2018, the Total Commitment is Fifty Million and No/100 Dollars ($50,000,000.00).”

(b)By deleting in their entirety the definitions of “Extension Request” and “8 Farm Springs” appearing in §1.1 of Credit Agreement.

(c)By deleting in its entirety the last sentence of §2.1 of the Credit Agreement, and inserting in lieu thereof the following:

“Notwithstanding anything in this Agreement to the contrary, the Borrower shall not be entitled to obtain a disbursement of the Loan or a Letter of Credit for, and shall not use any of the proceeds of any Loan or any Letter of Credit, directly or indirectly, in whole or in part, to acquire Real Estate or an interest therein or to refinance indebtedness secured by such Real Estate, unless simultaneously therewith the terms of §5.3 are complied with and Agent receives the documents and items required thereunder.”

(d)By deleting in its entirety §2.14 of the Credit Agreement.

(e)By deleting in its entirety §3.2(c) of the Credit Agreement.

(f)By deleting in its entirety the first sentence of §5.3(a) of the Credit Agreement, and inserting in lieu thereof the following:

“In the event that Borrower desires to use proceeds of the Loans or any Letter of Credit to directly or indirectly acquire Real Estate or any interest therein or to refinance indebtedness secured thereby, such Real Estate shall be required to become a Mortgaged Property as a condition thereto.”

(g)By deleting in its entirety the first sentence of §5.3(c) of the Credit Agreement, and inserting in lieu thereof the following:

“Borrower shall on or before the date that is ninety (90) days (unless extended in the Agent’s sole discretion, but in any case, not to exceed one hundred and twenty (120) days) following the date of acquisition of any Real Estate by Borrower or such Subsidiary which becomes a Mortgaged Property or following the disbursement of any proceeds of the Loan to be used to refinance indebtedness secured thereby, cause to be executed and delivered to the Agent all Eligible Real Estate Qualification Documents, all of which to the extent required by this Agreement, shall be in form and substance satisfactory to Agent.”

(h)By deleting in its entirety subparagraph (a) appearing on page 4 of the form of Mortgage attached to the Credit Agreement as Exhibit J, and inserting in lieu thereof the following:

“(a)The debt evidenced by (i) those certain Revolving Credit Notes made by Borrower in the aggregate principal amount of Fifty Million and No/100 Dollars ($50,000,000.00) to the order of Lenders, each of which has been issued pursuant to the Credit Agreement and each of which is due and payable in full on or before June 30, 2020; (ii) that certain Swing Loan Note made by Borrower in the principal sum of Five Million and No/100 Dollars ($5,000,000.00) to the order of KeyBank, which has been issued pursuant to the Credit Agreement and which is due and payable in full on or before June 30, 2020, and (iii) each other note as may be issued under the Credit Agreement, each as originally executed, or if varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated from time to time as so varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated (collectively, the “Note”);”

(i)By deleting in its entirety subparagraph (a) appearing on page 3 of the form of Assignment of Leases and Rents attached to the Credit Agreement as Exhibit K, and inserting in lieu thereof the following:

“(a)The debt evidenced by (i) those certain Revolving Credit Notes made by Borrower in the aggregate principal amount of Fifty Million and No/100 Dollars ($50,000,000.00) to the order of Lenders, each of which has been issued pursuant to the Credit Agreement and each of which is due and payable in full on or before June 30, 2020; (ii) that certain Swing Loan Note made by Borrower in the principal sum of Five Million and No/100 Dollars ($5,000,000.00) to the order of KeyBank, which has been issued pursuant to the Credit Agreement and which is due and payable in full on or before June 30, 2020, and (iii) each other note as may be issued under the Credit Agreement, each as originally executed, or if varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated from time to time as so varied, extended, supplemented, consolidated, amended, replaced, renewed, modified or restated (collectively, the “Note”);”

(j)By deleting in its entirety Schedule 1.1 attached to the Credit Agreement, and by inserting in lieu thereof Schedule 1.1 attached to this Amendment and made a part hereof; and

(k)By deleting in its entirety Schedule 1.2 to the Credit Agreement.

3.Modification of the Guaranty.  Guarantor, Agent and Lenders do hereby modify and amend the Guaranty by deleting in its entirety paragraph (a) appearing on page 1 of the Guaranty, and by inserting in lieu thereof the following:

“(a)the full and prompt payment when due, whether by acceleration or otherwise, either before or after maturity thereof, of the Revolving Credit Notes made by

Borrower to the order of the Lenders in the aggregate principal face amount of up to Fifty Million and No/100 Dollars ($50,000,000.00), and of the Swing Loan Note made by Borrower to the order of the Swing Loan Lender in the principal face amount of Five Million and No/100 Dollars ($5,000,000.00), together with interest as provided in the Revolving Credit Notes and the Swing Loan Note and together with any replacements, supplements, renewals, modifications, consolidations, restatements, increases and extensions thereof; and”

4.References to Loan Documents.  All references in the Loan Documents to the Credit Agreement, the Guaranty, the Mortgages and the Assignments of Leases and Rents shall be deemed a reference to the Credit Agreement, the Guaranty, the Mortgages and the Assignments of Leases and Rents, as modified and amended herein or pursuant hereto.

5.Consent of Borrower and Guarantor.  By execution of this Amendment, Borrower and the Guarantor hereby expressly consent to the modifications and amendments relating to the Credit Agreement, the Guaranty, the Mortgages and the Assignments of Leases and Rents as set forth herein or contemplated hereby and each and every modification or amendment of the Credit Agreement, the Guaranty, the Mortgages, the Assignments of Leases and Rents and other Loan Documents prior to the date hereof, and Borrower and Guarantor hereby acknowledge, represent and agree that the Loan Documents, as expressly modified hereby and heretofore modified, and including without limitation the Guaranty, remain in full force and effect and constitute the valid and legally binding obligations of the Borrower and the Guarantor, respectively, enforceable against such Persons in accordance with their respective terms, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’  rights and general principles of equity, and that the Guaranty (as defined in the Credit Agreement) extends to and applies to the foregoing documents as modified and amended.

6.Representations.  Borrower and Guarantor represent and warrant to Agent and the Lenders as follows:

(a)Authorization.  The execution, delivery and performance of this Amendment, the Revolving Credit Note and the other documents contemplated hereby and the transactions contemplated hereby and thereby (i) are within the authority of such Borrower and Guarantor, (ii) have been duly authorized by all necessary proceedings on the part of such Borrower and Guarantor, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which such Borrower or Guarantor is subject or any judgment, order, writ, injunction, license or permit applicable to such Borrower or Guarantor, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement or certificate, certificate of formation, operating agreement, articles of formation or other charter documents or bylaws of, or any mortgage, indenture, agreement, contract or other instrument binding upon, such Borrower or Guarantor or any of its properties or to which such Borrower or Guarantor is subject, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of such Borrower or Guarantor other than the liens and encumbrances created by the Loan Documents as amended hereby.

(b)Enforceability.  This Amendment, the Revolving Credit Note and the other documents contemplated hereby are the valid and legally binding obligations of Borrower and Guarantor enforceable in accordance with the terms and provisions hereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and the effect of general principles of equity.

(c)Approvals.  The execution, delivery and performance of this Amendment, the Revolving Credit Note and the other documents and the transactions contemplated hereby do not require the approval or consent of any Person or the authorization, consent, approval of or any license or permit issued by, or any filing or registration with, or the giving of any notice to, any court, department, board, commission or other governmental agency or authority other than those already obtained and the filing of UCC financing statements in the appropriate records office with respect hereto.

(d)Reaffirmation.  Borrower and Guarantor hereby repeat and reaffirm all representations and warranties made by Borrower and Guarantor to the Agent in the Loan Documents on and as of the date hereof with the same force and effect as if such representations and warranties were set forth in this Amendment in full.  Borrower and Guarantor further reaffirm, represent and agree that, as of the date hereof, each and every representation and warranty made by the Borrower and Guarantor in the Loan Documents is true and correct in all material respects as of the date hereof, except to the extent of changes in factual circumstances which are expressly and specifically permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made by Borrower as of a specified date shall be required to be true and correct only as of such specified date).

7.No Default.  By execution hereof, Borrower and Guarantor certify that Borrower and Guarantor are and will be in compliance with all covenants under the Loan Documents after the execution and delivery of this Amendment, and that no Default or Event of Default has occurred and is continuing.

8.Waiver of Claims.  Each of the Borrower and each Guarantor acknowledges, represents and agrees that it has no defenses, setoffs, claims, counterclaims or causes of action of any kind or nature whatsoever with respect to the Loan Documents, the administration or funding of the Loan or with respect to any acts or omissions of Agent or any Lender, or any past or present officers, agents or employees of Agent or any Lender, and the Borrower does hereby expressly waive, release and relinquish any and all such defenses, setoffs, claims, counterclaims and causes of action, if any.

9.Ratification.  Except as hereinabove set forth, all terms, covenants and provisions of the Credit Agreement, the Guaranty and the other Loan Documents remain unaltered and in full force and effect, and the Credit Agreement, the Guaranty and the other Loan Documents, as amended by this Amendment and the other documents executed and delivered in connection herewith, constitute the valid and legally binding obligation of the Borrower and Guarantor enforceable against Borrower and Guarantor in accordance with its respective terms.  The execution and delivery of this Amendment and the other documents executed in connection herewith does not constitute, and shall not be deemed to constitute, and there has not otherwise occurred or deemed to have occurred, a release, waiver, impairment or satisfaction of any

Borrower’s or Guarantor’s obligations under the Loan Documents, and the parties hereto do hereby expressly ratify and confirm the Credit Agreement, Guaranty and the other Loan Documents and their obligations thereunder as modified and amended herein.  Nothing in this Amendment or in the other documents executed in connection herewith shall be deemed or construed to constitute, and there has not otherwise occurred, a novation, cancellation, satisfaction, release, impairment, extinguishment or substitution of the Obligations or the obligations of Borrower or any Guarantor under the Loan Documents.

10.Amendment as Loan Document.  This Amendment shall constitute a Loan Document.

11.Counterparts.  This Amendment may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument, and any of the parties hereto may execute this Amendment by signing any such counterpart.

12.Governing Law.  THIS AMENDMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK.

13.Final Agreement.  This Amendment REPRESENTS THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES.  THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES.

14.Effective Date.  This Amendment shall be deemed effective and in full force and effect (the “Effective Date”) upon confirmation by the Agent of the satisfaction of the following conditions:

(a)the execution and delivery of this Amendment by Borrower, Guarantor, Agent and the Lenders;

(b)the delivery to Agent of an opinion of counsel to the Borrower and the Guarantor addressed to the Agent and the Lenders covering such matters as the Agent may reasonably request;

(c)the delivery to Agent of a Revolving Credit Note duly executed by the Borrower in favor of each Lender in the amount set forth next to such Lender’s name on Schedule 1.1 attached hereto;

(d)Borrower shall have paid to Agent for the account of the Lenders in immediately available funds a fee in the amount of $75,000.00 with respect to this Amendment and the extension of the Commitment; and

(e)delivery to Agent of a Compliance Certificate, adjusted to give pro forma effect to any advance of the Revolving Credit Loans to be made on or about the date thereof, and evidencing compliance with the covenants described in §7.4(c) of the Credit Agreement;

(f)receipt by Agent of such other resolutions, certificates, documents, instruments and agreements as the Agent may reasonably request; and

(g)the Borrower shall have paid the fees and expenses of Agent in connection with this Amendment and the matters addressed herein.

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IN WITNESS WHEREOF, the parties hereto, acting by and through their respective duly authorized officers and/or other representatives, have duly executed this Amendment, under seal, as of the day and year first above written.

BORROWER:

GTJ REALTY, LP, a Delaware limited partnership

By:     GTJ GP, LLC, a Maryland limited liability company, its general partner

By:       GTJ REIT, Inc., a Maryland corporation, its sole member

By: /s/ Paul Cooper
Name: Paul Cooper
Title: Chief Executive Officer

GUARANTOR:

GTJ GP, LLC, a Maryland limited liability company

By:     GTJ REIT, Inc., a Maryland corporation, its sole member

By: /s/ Paul Cooper
Name: Paul Cooper
Title: Chief Executive Officer

GTJ REIT, INC., a Maryland corporation

By: /s/ Paul Cooper
Name: Paul Cooper
Title: Chief Executive Officer

[Signatures Continued on Next Page]

WU/LH 466 BRIDGEPORT L.L.C., a Delaware limited liability company

By:GTJ REALTY, LP, a Delaware limited partnership, its sole member and manager

By:GTJ GP, LLC, a Maryland limited liability company, its general partner

By:GTJ REIT, Inc., a Maryland corporation, its sole member

By: /s/ Paul Cooper

Name: Paul Cooper

Title: Chief Executive Officer

(SEAL)

GWL 20 EAST HALSEY, LLC, a Delaware limited liability company

By:GTJ REALTY, LP, a Delaware limited partnership, its sole member and manager

By:GTJ GP, LLC, a Maryland limited liability company, its general partner

By:GTJ REIT, Inc., a Maryland corporation, its sole member

By: /s/ Paul Cooper

Name: Paul Cooper

Title: Chief Executive Officer

(SEAL)

[Signatures Continued on Next Page]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, a national banking association, individually and as Agent

By: /s/ Jennifer L. Power

Name: Jennifer L. Power

Title: Vice President

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Commitment	Commitment Percentage
KeyBank National Association 1200 Abernathy Road, N.E., Suite 1550 Atlanta, Georgia 30328 Attention: Jennifer Power Telephone: 770-510-2101 Facsimile: 770-510-2195	$50,000,000.00	100%
LIBOR Lending Office: Same as Above
TOTAL	$50,000,000.00	100%

Schedule 1.1 - Page 1